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                                                                   Exhibit 10.31

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 3, 1997, by and between Khanty Mansiysk Oil Corporation, a Delaware corporation (the "Company"), and John B. Fitzgibbons (the "Executive").

            WHEREAS, in recognition of the Executive's experience and abilities, the Company desires to assure itself of the employment of the Executive in accordance with the terms and conditions provided herein; and

            WHEREAS, the Executive wishes to perform services for the Company in accordance with the terms and conditions provided herein.

            NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to perform services for the Company, on the terms and conditions set forth herein.

            2. Term. This Agreement is for the two-year period (the "Term") commencing on October 3, 1997 (the `Commencement Date"), and terminating on the second anniversary of the Commencement Date, or upon the Executive's earlier death, disability or other termination of employment pursuant to Section 6 hereof; provided, however, that on the first anniversary of the Commencement Date and on each anniversary thereafter, the Term shall automatically be extended for one additional year unless, not later than 90 days prior to such dates, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

            3. Position. During the Term, the Executive shall serve as the Chief Executive Officer and Secretary of the Company.

            4. Duties. During the Term, the Executive shall render services to the best of his abilities in supervising and conducting the operations of the Company.


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            5. Compensation and Related Matters.

            (a) Annual Base Salary. The Company shall pay to the Executive an annual base salary (the "Base Salary") at a rate not less than $140,000, such salary to be paid in conformity with the Company's payroll policies relating to its senior executive officers (which policy shall provide for payment of such annual base salary in no fewer than 12 equal monthly installments). During the second year of the Term, the Base Salary shall be increased in a manner intended to compensate the Executive for his success in achieving the objectives of the Company, as determined by the Board of Directors of the Company in its sole discretion, acting in good faith.

            (b) Bonus and Incentive Plans. During the Term, the Executive shall be entitled to participate in stock option, bonus, economic incentive and other executive compensation plans, programs and arrangements that are available to other senior executive officers of the Company (the "Incentive Plans"). The Executive shall be provided benefits under the Incentive Plans which, as determined by the Board of Directors of the Company, acting in good faith, are reasonable and equitable as compared to the level of benefits provided to all other senior executive officers of the Company, after considering the status and responsibilities of Executive and of such other senior executive officers. Any awards granted to the Executive under the Incentive Plans shall be evidenced by agreements containing terms and conditions mutually acceptable to the parties hereto.

            (e) Pension and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the pension, retirement and health and welfare plans ("Benefit Plans") provided to other senior executive officers of the Company. The Executive shall be provided benefits under the Benefit Plans which, as determined by the Board of Directors of the Company in its sole discretion, acting in good faith, are reasonable and equitable as compared to the level of benefits provided to all other senior executive officers of the Company, after considering the status and responsibilities of Executive and of such other senior executive officers. The Benefit Plans shall provide, in the aggregate, a level of benefits consistent with standards for senior executive officers of major United States companies in the oil and gas industry. The Executive will be entitled to five (5) weeks of paid vacation during each calendar year.

            (d) Business Expenses. The Executive shall be reimbursed for all ordinary and necessary business expenses incurred by him in connection with


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his employment upon submission by the Executive of receipts and other documentation in accordance with the Company's normal reimbursement procedures.

            (e) Indemnification. During the Term, the Company will, to the extent permitted by applicable law, indemnify the Executive against any claims arising in connection with his employment with the Company to the same extent as such indemnification is provided to other senior executive officers of the Company

            6. Termination. The Executive's employment hereunder may be terminated under the following circumstances:

            (a) Death. The Executive's employment hereunder shall terminate upon his death.

            (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for the entire period of three consecutive months, the Company may terminate the Executive's employment hereunder for "Disability."

            (e) Cause. The Company may terminate the Executive's employment hereunder for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder (i) upon the Executive's conviction for the commission of an act or acts constituting a felony, or (ii) upon the Executive's willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after written notice has been delivered to the Executive by the Company, which notice specifically identifies the manner in which the Executive has not substantially performed his duties, and the Executive's failure to substantially perform his duties is not cured within ten business days after notice of such failure has been given to the Executive. Such ten business day period shall be subject to extension in the event the Executive is diligently pursuing the cure of said failure, and such cure reasonably requires more than 10 days to cure, provided, however, that such period shall not be extended to exceed 20 business days. For purposes of this Section 6(c), no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.


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            (d) Termination by the Executive. The Executive may terminate his employment hereunder for "Good Reason." "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's consent) of any one of the following acts by the Company, or failures by the Company to act: (i) a material failure to comply with Section 5 of this Agreement; (ii) the assignment to the Executive of any duties materially inconsistent with the Executive's status as a senior executive officer of the Company or a substantial diminution in the nature or status of the Executive's responsibilities; (iii) the relocation of the Executive's principal place of employment to a location more than 25 miles from the Executive's principal place of employment immediately prior to such relocation or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations; or (iv) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6(e) hereof..

            (e) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination under Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            (f) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death and
(ii) if the Executive's employment is terminated pursuant to paragraph (b), (c) or (d) above, the date specified in the Notice of Termination.

            7. Compensation Upon Termination or During Disability.

            (a) Disability or Death. During any period in which the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary, as well as other applicable employee benefits, until his employment is terminated pursuant to Section 6(b) hereof. In the event the Executive's employment is terminated pursuant to Section 6(a) or 6(b) hereof, then, as soon as


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practicable thereafter, the Company shall pay the Executive or the Executive's
Beneficiary (as defined in Section 9(b) hereof), as the ease may be, (i) all unpaid amounts, if any, to which the Executive was entitled as of the Date of Termination under Section 5(a) hereof and (ii) all unpaid amounts to which the Executive was then entitled under the Incentive Plans, the Benefit Plans and any other unpaid employee benefits, perquisites, vacation pay or other reimbursements (the amounts set forth in clauses (i) and (ii) above being hereinafter referred to as the "Accrued Obligations").

             (b) Termination for Cause; Voluntary Termination Without Good Reason. If the Executive's employment is terminated (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, then the Company shall pay all unpaid amounts, if any, to which the Executive was entitled as of the Date of Termination under Section 5(a) hereof to the Executive, within ten (10) days after the. Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement.

            (e) Termination Without Cause; Termination for Good Reason. If (i) the Company shall terminate the Executive's employment for any reason whatsoever (other than for Disability or for Cause), or (ii) the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive (or, in the case of Section 7(e)(2) hereof, provide to the Executive and the Executive's dependents), as the Executive's sole and exclusive remedy hereunder, the following (collectively, the "Severance Payment"):

            (1) within ten (10) days after the Date of Termination:

                  (A) the Accrued Obligations; and

                  (B) a lump sum cash payment equal to the sum of

                        (i)   $500,000;

                        (ii) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon


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                              the continued employment of the Executive to a
                              subsequent date; and

                        (iii) a pro rata portion to the Date of Termination of
                              the aggregate value of all contingent incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months in such performance award period; and

             (2) for the one-year period immediately following the Date of Termination, life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and the Executive's dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and the Executive's dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence.

             (d) (i) Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive in connection with the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of


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any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

                  (ii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to Date of Termination, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any none ash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (iii) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at


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120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be (determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                  (iv) For purposes of this Section 7(d), (A) "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code; (B)"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time; (C) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time and (D) "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

            8. Non-Disclosure; Confidentiality. The parties hereto agree, recognize and acknowledge that during the Term the Executive will obtain knowledge of confidential information regarding the business and affairs of the Company. It is therefore agreed that the Executive shall respect and protect the confidentiality of all confidential information pertaining to the Company, and shall not without the prior written consent of the Company, disclose in any fashion such confidential information to any person at any time during the Term unless required in the course of the Executive's employment hereunder or required by applicable law, rules, regulations or court, governmental or regulatory authority order or decree. This Agreement shall be confidential between the Company and the Executive.

            9. Successors; Binding Agreement.

            (a) The Company shall require any successor (whether direct or indirect, by asset purchase, stock purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Compa-


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ny as hereinbefore defined and any successor to its business and/or assets as aforesaid or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless -otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate (the "Beneficiary").

            10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Company:

                   Khanty Mansiysk Oil Corporation
                   125 Park Avenue, Suite 800
                   New York, New York 10017-5699

            Attention: Gerard De Geer If to the Executive:

                   Khanty Mansiysk Oil Corporation
                   125 Park Avenue, Suite 800
                   New York, New York 10017-5699

                   Attention: John B. Fitzgibbons

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


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            11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

            12. Governing Law; Arbitration. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of New York without regard to its conflicts of law principles. Any dispute, controversy or claim arising out of or relating to this Agreement, including the breach, validity or termination thereof, shall be finally settled by binding arbitration in New York, New York by one arbitrator in accordance with the International Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16.

            13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.


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            16. Legal Fees. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written request(s) for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

            17. No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.


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